    NEWS   FROM
    Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  September 18, 2008
CONTACT:  Celesta M. Miracle - (304) 842-3597 ~ http://www.petd.com

Petroleum Development Corporation Changes Official Headquarters; Employment at Bridgeport Office Expected to Continue to Grow

Bridgeport, West Virginia:  Petroleum Development Corporation (NASDAQ/GSM:PETD) (PDC) announced today that it is changing the official corporate headquarters to Denver, Colorado, effective March 1, 2009.

Richard W. McCullough, PDC’s President and Chief Executive Officer noted, “This action is based on our successful efforts in recent years to expand nationally.  In fact, over 80% of PDC’s total production is in the Rockies and many of our key operating personnel are already located in Denver. The need for a majority of executive management  and certain other key employees to be in Denver  near our largest asset base and in a national oil and gas hub, is critical for recruiting, networking and continuing to position the Company in the mainstream of the industry for continued growth and success.”

In addition to the CEO position, a limited number of Bridgeport employees are expected to make the move to Denver in the foreseeable future, while the Company’s accounting, eastern operations management, gas and oil marketing, human resources, information technology and other key functions are expected to continue to be based in Bridgeport.

“PDC has been an integral part and supporter of the Bridgeport, West Virginia, community and the surrounding region over the last 40 years and expects to remain so in the future,” Richard McCullough added. “As we continue to expand our operations in the east and elsewhere in the country, we anticipate the size of the total work force in the Bridgeport office to continue growing.  As  evidenced  by our purchase last fall of Castle Gas in Pennsylvania and our renewed focus on drilling operations in the area, we remain committed to growing our Appalachian assets and Bridgeport is expected to continue to be the center of our Eastern team as well as the Eastern Regional Headquarters for the Company.”

PDC currently has 309 full time employees, including 95 in the Bridgeport office.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 and the Russell 3000 Indexes of Companies.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597